Exhibit 99.1

News Release

Tutor Perini Reports Fourth-Quarter and Fiscal 2013 Results

•                  Backlog of $7.0 billion, up 24% compared to $5.6 billion at end of FY2012

•                  FY2013 diluted EPS of $1.80, up 23% compared to adjusted diluted EPS $1.46 in FY2012

•                  FY2014 guidance: Revenue $4.5 billion to $5.0 billion; diluted EPS $2.20 to $2.40

SYLMAR, California — (BUSINESS WIRE) — February 24, 2014 — Tutor Perini Corporation (NYSE: TPC) (the “Company”), a leading civil and building construction company, today reported results for the fourth quarter and fiscal year ended December 31, 2013.

Fourth-Quarter and Fiscal 2013 Results

Revenues were $1,099.3 million and $4,175.7 million for the fourth quarter and fiscal 2013, respectively, compared to $1,114.2 million and $4,111.5 million for the same periods last year. Income from construction operations was $70.2 million and $203.8 million for the fourth quarter and fiscal 2013, respectively, compared to $60.7 million and a loss from construction operations of $221.8 million for the same periods last year. Net income was $33.3 million and $87.3 million for the fourth quarter and fiscal 2013, respectively, compared to $41.6 million and a net loss of $265.4 million for the same periods last year. Diluted earnings per share (EPS) were $0.68 and $1.80 for the fourth quarter and fiscal 2013, respectively, compared to $0.86 and a diluted loss per share of $5.59 for the same periods last year.

On an adjusted basis, net income and diluted EPS for the fourth quarter of 2012 were $31.9 million and $0.66, respectively. Adjustments for the fourth quarter of 2012 included a $12.7 million tax benefit associated with the $376.6 million goodwill and intangible asset impairment charge which the Company recognized in the second quarter of 2012 and a $5.0 million pre-tax ($3.0 million after-tax) charge related to an adverse jury verdict received in December 2012. For fiscal 2012, adjusted net income was $70.3 million, or $1.46 per diluted share. Fiscal 2012 adjustments included the impairment charge and related $50.2 million tax benefit together with a $2.7 million realized loss on the sale of certain auction rate securities and $3.6 million in discrete tax adjustments recorded in the first quarter of 2012. Net income and diluted EPS excluding these adjustments are non-GAAP financial measures, which are discussed below and are reconciled to the most directly comparable GAAP measures in the financial tables attached hereto.

Revenues decreased 1.3% in the fourth quarter primarily due to activity last year on Hurricane Sandy related projects in New York. Revenues increased 1.6% in fiscal 2013 primarily as a result of activity on certain hospitality and gaming projects as well as the start-up of projects at Hudson Yards in New York. The decrease in net income for the fourth quarter was primarily related to impairment charge tax benefits taken in 2012. The increase in fiscal 2013 net income was primarily driven by the impairment charge taken in 2012. Excluding the impairment charge and other discrete items discussed above, the increases in net income for both the fourth quarter and fiscal 2013 were primarily driven by strong operating performance in the Civil segment.

The Company generated $61.8 million and $50.7 million of cash from operating activities in the fourth quarter and fiscal 2013, respectively, compared to the use of $40.0 million and $67.9 million in the same periods last year. Cash generation in fiscal 2013 was primarily driven by increased net income and a payment received related to a legal settlement, offset by cash paid for interest and taxes and a payment made in 2013 related to an adverse jury verdict rendered in late 2012. At December 31, 2013, working capital was $787.4 million, an increase of $39.8 million from $747.6 million at December 31, 2012. The Company believes its financial position and available borrowing under existing credit arrangements are sufficient to support the Company’s current backlog and anticipated new work.

Backlog Increased to $7.0 Billion

The backlog of uncompleted construction work at December 31, 2013 was $7.0 billion, an increase of $1.4 billion from $5.6 billion reported at December 31, 2012. Revenue earned during the fourth quarter partially offset a continued strong volume of new awards and adjustments to contracts in process, which together added approximately $1.2 billion. Significant additions to backlog in the fourth quarter included the $510 million platform project at Hudson Yards in New York City, the Company’s approximately $200 million share of the St. Croix Crossing bridge project connecting Oak Park Heights, Minnesota and St. Joseph, Wisconsin, a $61 million mixed-use building development project in New Orleans, Louisiana, and a $41 million landfill closure and sewer improvements project in Guam.

Importantly, while the backlog only includes approximately $220 million related to the Hudson Yards South Tower and 500 W. 30th Street projects in New York due to the customer’s direct contracts with certain subcontractors, the Company is earning a construction management fee based on the total construction value of approximately $860 million, as well as its normal profit margin on certain self-performed components.

Outlook and Guidance

Reflecting on the Company’s results, Ronald Tutor, Chairman and Chief Executive Officer, remarked, “Tutor Perini had a very good year in 2013 capped by strong fourth-quarter profit, cash generation, and backlog. The Company has successfully transitioned the business into one which is now solidly driven by our Civil and Specialty Contracting groups.” Tutor continued, “Fiscal 2014 is already off to a great start as we continue growing our backlog with several large recently announced new contracts. Our guidance reflects our expectations for improved growth and profitability in 2014, and our large backlog together with a significant volume of pending awards provides increased confidence for a favorable multi-year outlook.”

Based on the current market outlook and expectations, the Company is introducing its fiscal 2014 guidance for revenue in the range of $4.5 billion to $5.0 billion and diluted EPS in the range of $2.20 to $2.40. As is typical in our business, our earnings in 2014 are expected to be weighted towards the second half of the year.

Non-GAAP Financial Measures

To supplement our consolidated financial statements presented based on accounting principles generally accepted in the United States of America (“GAAP”), we sometimes use non-GAAP measures of income from operations, net income, EPS and other measures that we believe are appropriate to enhance an overall understanding of our historical financial performance and future prospects. The Company is providing these measures to provide additional information to facilitate the comparison of past and present operations, and they are among the indicators management uses as a basis for evaluating its financial performance as well as for forecasting future periods. For these reasons, management believes these non-GAAP measures can be useful operating performance measures to be considered by investors, potential investors, and others. These measures are not intended to replace the presentation of our financial results in accordance with GAAP, and they should be considered in addition to, and not in lieu of, our GAAP results. The non-GAAP financial measures that we provide may not be comparable to other similarly titled measures of other companies. A table reconciling reported income/loss from construction operations, net income/loss, and diluted earnings/loss per share under GAAP to adjusted income from operations, net income and diluted EPS in 2012 is attached.

Fourth-Quarter Conference Call

The Company will host a conference call at 2:00 PM Pacific Time on Monday, February 24, 2014, to discuss the fourth-quarter and fiscal 2013 results. To participate in the conference call, please dial (877) 415-3183 and enter the passcode 32049009 five to ten minutes prior to the scheduled time. International callers should dial +1 (857) 244-7326 and enter the passcode 32049009.

The conference call will be webcasted live over the internet and can be accessed on Tutor Perini’s website at www.tutorperini.com. To listen to the webcast, please visit Tutor Perini’s website at least fifteen minutes prior to the start of the call to register, download, and install any necessary software. For those unable to participate during the live call, the webcast will be available for replay shortly after the call on Tutor Perini’s website for 90 days.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning, and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials, and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing, and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future and statements regarding future guidance or estimates and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company’s ability to successfully and timely complete construction projects; the Company’s ability to win new contracts and convert backlog into revenue; the Company’s ability to realize the anticipated economic and business benefits of its acquisitions and its strategy to assemble and operate a Specialty Contractors business segment; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenue, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects and the impact of changing economic conditions on federal, state and local funding for infrastructure projects; possible changes or developments in international or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; and other risks and uncertainties discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on February 24, 2014. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Director, Investor Relations

www.tutorperini.com

Tutor Perini Corporation

Consolidated Balance Sheets

(Dollars in thousands, except par value)

	At December 31,
	2013	2012
ASSETS

CURRENT ASSETS:
Cash, including cash equivalents of $6,437 and $23,140	$119,923	$168,056
Restricted cash	42,594	38,717
Accounts receivable, including retainage of $364,239 and $354,269	1,291,246	1,224,613
Costs and estimated earnings in excess of billings	573,248	465,002
Deferred income taxes	8,240	10,071
Other current assets	50,669	75,388
Total current assets	2,085,920	1,981,847

LONG-TERM INVESTMENTS	46,283	46,283

PROPERTY AND EQUIPMENT, at cost:
Land	41,307	41,307
Buildings and improvements	118,312	115,504
Construction equipment	370,452	346,326
Other equipment	151,847	128,511
	681,918	631,648
Less — Accumulated depreciation	183,793	146,553

Total property and equipment, net	498,125	485,095

GOODWILL	577,756	570,646

INTANGIBLE ASSETS, NET	113,740	126,821

OTHER ASSETS	75,614	85,718

Total assets	$3,397,438	$3,296,410

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$114,658	$67,710
Accounts payable, including retainage of $137,944 and $137,662	758,225	696,473
Billings in excess of costs and estimated earnings	267,586	301,761
Accrued expenses and other current liabilities	158,017	168,326
Total current liabilities	1,298,486	1,234,270

LONG-TERM DEBT, less current maturities	619,226	669,380

DEFERRED INCOME TAXES	114,333	109,900

OTHER LONG-TERM LIABILITIES	117,858	138,996

Total liabilities	2,149,903	2,152,546

CONTINGENCIES AND COMMITMENTS

STOCKHOLDERS’ EQUITY:
Preferred stock, $1 par value:
Authorized — 1,000,000 shares
Issued and outstanding — none	—	—
Common stock, $1 par value:
Authorized — 75,000,000 shares
Issued and outstanding — 48,421,467 shares and 47,556,056 shares	48,421	47,556
Additional paid-in capital	1,007,918	1,002,603
Retained earnings	224,575	137,279
Accumulated other comprehensive loss	(33,379)	(43,574)
Total stockholders’ equity	1,247,535	1,143,864

Total liabilities and stockholders’ equity	$3,397,438	$3,296,410

Tutor Perini Corporation

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenues	$1,099,291	$1,114,198	$4,175,672	$4,111,471

Cost of operations	959,556	987,749	3,708,768	3,696,339

Gross profit	139,735	126,449	466,904	415,132

General and administrative expenses	69,560	65,725	263,082	260,369

Goodwill and intangible asset impairment	—	—	—	376,574

INCOME (LOSS) FROM CONSTRUCTION OPERATIONS	70,175	60,724	203,822	(221,811)

Other (expense) income, net	(5,026)	(1,176)	(18,575)	(1,857)
Interest expense	(11,642)	(11,450)	(45,632)	(44,174)

Income (Loss) before income taxes	53,507	48,098	139,615	(267,842)

(Provision) benefit for income taxes	(20,248)	(6,463)	(52,319)	2,442

NET INCOME (LOSS)	$33,259	$41,635	$87,296	$(265,400)

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.69	$0.88	$1.82	$(5.59)

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.68	$0.86	$1.80	$(5.59)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	48,194	47,556	47,851	47,470
Effect of dilutive stock options and restricted stock units	549	811	738	—
DILUTED	48,743	48,367	48,589	47,470

Tutor Perini Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Months Ended December 31,
	2013	2012
Cash Flows from Operating Activities:
Net income (loss)	$87,296	$(265,400)
Adjustments to reconcile net (loss) income to net cash from operating activities:
Goodwill and intangible asset impairment	—	376,574
Depreciation	43,383	40,583
Amortization of intangible assets and debt issuance costs	16,027	20,874
Stock-based compensation expense	6,623	9,470
Excess income tax benefit from stock-based compensation	(1,148)	—
Deferred income taxes	9,009	(25,606)
Adjustment interest rate swap to fair value	—	264
Loss on sale of investments	—	2,699
Loss (gain) on sale of property and equipment	49	316
Other long-term liabilities	23,107	(5,104)
Other non-cash items	(3,719)	148
Cash from changes in other components of working capital:
(Increase) decrease in:
Accounts receivable	(62,991)	50,655
Costs and estimated earnings in excess of billings	(107,983)	(106,604)
Other current assets	25,250	2,237
Increase (decrease) in:
Accounts payable	59,169	(89,252)
Billings in excess of costs and estimated earnings	(36,835)	(82,521)
Accrued expenses	(6,509)	2,804
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	50,728	(67,863)

Cash Flows from Investing Activities:
Acquisition of property and equipment	(42,360)	(41,352)
Proceeds from sale of property and equipment	2,663	11,759
Investment in available-for-sale securities	—	(535)
Proceeds from sale of available-for-sale securities	—	16,553
Change in restricted cash	(3,877)	(3,280)
NET CASH USED BY INVESTING ACTIVITIES	(43,574)	(16,855)

Cash Flows from Financing Activities:
Proceeds from debt	653,280	688,425
Repayment of debt	(676,795)	(626,122)
Business acquisition related payments	(31,038)	(11,462)
Excess income tax benefit from stock-based compensation	1,148	—
Issuance of Common stock and effect of cashless exercise	(1,882)	(308)
Debt issuance costs	—	(1,999)
NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES	(55,287)	48,534

Net Decrease in Cash and Cash Equivalents	(48,133)	(36,184)
Cash and Cash Equivalents at Beginning of Year	168,056	204,240
Cash and Cash Equivalents at End of Year	$119,923	$168,056

Supplemental Disclosure of Cash Paid For:
Interest	$41,207	$40,183
Income taxes	$28,898	$16,309
Supplemental Disclosure of Non-Cash Transactions:
Grant date fair value of common stock issued for services	$18,290	$5,075
Property and equipment acquired through financing arrangements	$16,689	$2,050

Tutor Perini Corporation

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Reported net income (loss)	$33,259	$41,635	$87,296	$(265,400)
Plus: Impairment charge	—	—		376,574
Less: Tax benefit provided on impairment charge	—	(12,734)	—	(50,158)
Plus: Litigation provision less tax benefit	—	2,980	—	2,980
Plus: Realized loss on sale of investments	—	—	—	2,699
Plus: Discrete tax adjustments	—	—	—	3,649

Net income, excluding discrete items	$33,259	$31,881	$87,296	$70,344

Reported diluted income (loss) per common share	$0.68	$0.86	$1.80	$(5.59)
Plus: Impairment charge, net of tax benefit	—	(0.26)	—	6.85
Plus: Litigation provision less tax benefit	—	0.06	—	0.06
Plus: Realized loss on sale of investments	—	—	—	0.06
Plus: Discrete tax adjustments	—	—	—	0.08
Diluted earnings per common share, excluding discrete items	$0.68	$0.66	$1.80	$1.46

Tutor Perini Corporation

Segment Information

(In thousands)

	Reportable Segments
			Specialty	Management				Consolidated
	Civil	Building	Contractors	Services	Totals	Corporate		Total
Three Months Ended
December 31, 2013
Total revenues	$427,809	$337,734	$309,298	$50,932	$1,125,773	$—		$1,125,773
Elimination of intersegment revenues	(11,881)	(13,741)	(557)	(303)	(26,482)	—		(26,482)
Revenues from external customers	$415,928	$323,993	$308,741	$50,629	$1,099,291	$—		$1,099,291
Income from construction operations	$69,583	$3,008	$4,425	$4,317	$81,333	$(11,158	)*	$70,175

Three Months Ended
December 31, 2012
Total revenues	$362,407	$412,014	$324,675	$56,854	$1,155,950	$—		$1,155,950
Elimination of intersegment revenues	(33,535)	(6,181)	(248)	(1,788)	(41,752)	$—		(41,752)
Revenues from external customers	$328,872	$405,833	$324,427	$55,066	$1,114,198	$—		$1,114,198
Income from construction operations	$43,700	$(1,561)	$25,228	$5,712	$73,079	$(12,355	)*	$60,724

	Reportable Segments
			Specialty	Management				Consolidated
	Civil	Building	Contractors	Services	Totals	Corporate		Total
Twelve Months Ended
December 31, 2013
Total revenues	$1,423,772	$1,537,227	$1,182,844	$181,076	$4,324,919	$—		$4,324,919
Elimination of intersegment revenues	(77,954)	(67,008)	(567)	(3,718)	(149,247)	—		(149,247)
Revenues from external customers	$1,345,818	$1,470,219	$1,182,277	$177,358	$4,175,672	$—		$4,175,672
Income from construction operations	$167,868	$23,799	$49,008	$10,579	$251,254	$(47,432	)*	$203,822

Twelve Months Ended
December 31, 2012
Total revenues	$1,290,610	$1,478,508	$1,183,518	$241,483	$4,194,119	$—		$4,194,119
Elimination of intersegment revenues	(42,329)	(10,598)	(481)	(29,240)	(82,648)	—		(82,648)
Revenues from external customers	$1,248,281	$1,467,910	$1,183,037	$212,243	$4,111,471	$—		$4,111,471
Income from construction operations
Before Impairment Charge	$112,584	$(4,098)	$79,080	$12,291	$199,857	$(45,094	)*	$154,763
Impairment Charge	(65,503)	(282,608)	(11,489)	(16,974)	(376,574)	—		(376,574)
Total	$47,081	$(286,706)	$67,591	$(4,683)	$(176,717)	$(45,094)		$(221,811)

* Consists primarily of corporate general and administrative expenses.

Tutor Perini Corporation

Backlog Information

(In millions)

			Revenues
	Backlog at September 30, 2013	New Business Awarded (1)	Recognized in the Three Months Ended December 31, 2013	Backlog at December 31, 2013

Civil	$3,078.3	$775.2	$(415.9)	$3,437.6
Building	1,848.9	129.4	(323.9)	1,654.4
Specialty Contractors	1,671.8	298.1	(308.8)	1,661.1
Management Services	303.5	(51.7)	(50.7)	201.1
Total	$6,902.5	$1,151.0	$(1,099.3)	$6,954.2

	Backlog at December 31, 2012	New Business Awarded (1)	Revenues Recognized in the Twelve Months Ended December 31, 2013	Backlog at December 31, 2013

Civil	$1,774.0	$3,009.4	$(1,345.8)	$3,437.6
Building	1,964.9	1,159.7	(1,470.2)	1,654.4
Specialty Contractors	1,507.3	1,336.1	(1,182.3)	1,661.1
Management Services	357.4	21.1	(177.4)	201.1
Total	$5,603.6	$5,526.3	$(4,175.7)	$6,954.2

(1)         New business awarded consists of the original contract price of projects added to our backlog plus or minus subsequent changes to the estimated total contract price of existing contracts.